Consent of Independent Auditors
We consent to the incorporation by reference in the registration statement (No. 333‑203756) on Form S-8 and registration statement (No. 333-211136) on Form S-3 of Enviva Partners, LP and subsidiaries of our report dated June 17, 2019, with respect to the consolidated balance sheets of Enviva Wilmington Holdings, LLC and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in members’ capital, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, which report appears in the Form 8‑K/A of Enviva Partners, LP dated June 17, 2019.

McLean, Virginia
June 17, 2019